EXHIBIT 99.1

News Release

Contact:

Todd Allen, CFA

Vice President, Investor and Media Relations

410-689-7632

tallen@foundationcoal.com

Foundation Coal Announces First Quarter 2008 Results

Initiates 2009 Adjusted EBITDA Guidance of $500-$600 Million

LINTHICUM HEIGHTS, Md., April 23, 2008 – Foundation Coal Holdings, Inc. (NYSE:FCL) today reported first quarter 2008 net income of $6.1 million or $0.13 per diluted share, compared to record first quarter net income of $24.6 million or $0.53 per diluted share in 2007. Excluding special items, net income was $8.9 million or $0.19 per diluted share, compared to $25.3 million or $0.54 per diluted share in the first quarter last year. Compared to the first quarter of 2007, net income excluding special items during the first quarter of 2008 primarily reflects the ramp-up of the second longwall at the Emerald Mine and the timing impacts of certain coal arbitrage transactions in Northern Appalachia, as well as higher diesel fuel, royalty and labor expenses.

Summary Statistics

($ in millions, except per-share and tonnage amounts)

	Quarter Ended March 31, 2008		Quarter Ended March 31, 2007
Coal Sales Revenues	$406.9		$386.2
Coal Shipments (MM Tons)	18.4		18.8
Net Income	$6.1	[1]	$24.6	[2]
Earnings per Diluted Share	$0.13	[1]	$0.53	[2]
Adjusted EBITDA	$83.2		$99.0

NOTE:	[1]	Includes $2.8 million of after-tax stock-based compensation expense related to modification of vesting conditions and other matters. This charge is reported in selling, general and administrative expenses.

	[2]	Includes a $1.8 million after-tax charge for initial employee termination expenses at the Wabash Mine partially offset by $1.1 million of one-time other revenues arising from a premium refund from the Combined Benefit Fund.

Please see EBITDA reconciliation and reconciliation of non-GAAP measures to net income tables included as exhibits to this release.

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“While our first quarter diluted earnings per share excluding special items were constrained by the longer than expected ramp-up period on the second longwall at our Emerald Mine, which reduced earnings by roughly $0.10 per share, and certain arbitrage transactions designed to optimize our full year profitability in Northern Appalachia, which further reduced earnings by roughly $0.07 per share, we remain on track to achieve our previously stated guidance for 2008,” said James F. Roberts, Chairman and Chief Executive Officer. “Furthermore, based on the strong improvement in the average realizations embedded in our committed and priced tons and our current contracted position, Foundation is anticipated to deliver adjusted EBITDA in the range of $500 million to $600 million in 2009.”

Mr. Roberts continued, “During the first quarter, Foundation Coal positioned its Northern Appalachian operations to successfully capitalize on the strong market conditions in the Eastern United States. The installation of our second longwall at the Emerald Mine was completed during the first quarter, and the rebuild of the existing longwall began on schedule early in the second quarter. Also, following the recent longwall move, the Cumberland Mine continues to produce at a 7 million ton per year pace making it one of the highest production single longwall mines in the industry. As a result, we have cemented our ability to produce 14 million tons annually in Northern Appalachia in 2008 and beyond, up from approximately 13 million tons in 2007.”

“During the quarter Foundation Coal continued to execute on its long-term strategic initiatives. Our successful Lease By Application (LBA) bid in February increased the reserves at our Eagle Butte Mine in the Powder River Basin by an estimated 255 million tons, bringing Foundation’s total reserves in the basin to over 800 million tons and total company reserves to over 1.8 billion tons. The permitting process is underway for the planned Foundation and Freeport Mines in Northern Appalachia. Development of our land and gas resources is progressing as planned with the recent completion of our fifth producing surface horizontal directional well. Overall, Foundation Coal is well-positioned to increase shareholder value through a combination of organic growth, margin expansion, and the opportunity for selective growth through acquisition.”

Foundation Coal elevated its safety performance to a new record in the first quarter of 2008 with a total reportable incident rate of 2.98, a 35% improvement compared to the first quarter last year. In recognition of outstanding safety performance, three of the company’s Central Appalachian mines, Rockspring’s Camp Creek, Kingston No. 1, and Kingston No. 2, received the 2007 Joseph Holmes Safety Award. Kingston No. 1 also received the 2007 MSHA District 4 Pacesetter Award.

FINANCIAL RESULTS

Period to Period Comparisons

Coal sales revenues were a record $406.9 million in the first quarter of 2008, up 5 percent from the first quarter of 2007. The increase primarily reflects a 7 percent increase in average per ton sales realizations, which more than offset slightly lower Central Appalachian shipments, including the absence of synfuel-related shipments, and the absence of revenues from the Wabash Mine. During the first quarter of 2008, average per ton sales realizations again increased in all active production regions. Average realizations per ton experienced the greatest increase in Central Appalachia and the Powder River Basin, rising 11 percent in both regions, followed by Northern Appalachia where realizations increased 6 percent.

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Compared to the first quarter of 2007, Northern Appalachian shipments increased 500,000 tons year-over-year reflecting the combination of higher production and shipments at Cumberland despite a longwall move during the last week of March that impeded production by 140,000 tons, and the effect of certain arbitrage transactions. These arbitrage transactions involved the purchase of approximately 300,000 tons of coal to fulfill existing contracts so that coal produced by the Emerald Mine could be resold at higher prices in the spot market. Due to timing, the amount of arbitraged tons that were settled in the first quarter had a negative impact on revenue and earnings which is anticipated to reverse in subsequent quarters.

Cost of coal sales rose to $315.4 million in the first quarter of 2008, compared to $284.2 million in the year ago period. The higher cost of coal sales was primarily driven by an increase of approximately $6 million in diesel costs, $7 million in royalty expense and $4 million in labor and salary costs, as well as the timing-related impacts of the previously-mentioned Emerald arbitrage transactions and coal inventory variances which impacted cost of coal sales by approximately $14 million.

Net income in the first quarter of 2008 was $6.1 million or $0.13 per diluted share, compared to a record $24.6 million or $0.53 per diluted share in the year ago quarter. First quarter 2008 net income and diluted earnings per share included a $2.8 million after-tax ($3.3 million pre-tax) non-cash stock-based compensation charge included in selling, general and administrative expense related to a one-time modification of vesting conditions and other matters. The first quarter 2007 net income and diluted earnings per share included a $1.8 million after-tax charge for employee termination expenses at the Wabash Mine partially offset by a $1.1 million premium refund from the Combined Benefit Fund. Excluding these special items, net income and diluted earnings per share in the first quarter of 2008 was $8.9 million and $0.19, respectively, compared to $25.3 million and $0.54 in the first quarter last year. In addition to higher cost of coal sales, net income excluding special items in the first quarter of 2008 reflects an additional $2.7 million increase in selling, general and administrative expenses mainly due to higher employee costs and spending on coal industry initiatives. Net income excluding special items for first quarter 2008 was also impacted by a $1.1 million income tax expense true-up.

EBITDA, as defined in the company’s bank credit agreement (“adjusted EBITDA”) was $83.2 million in the first quarter of 2008, compared to $99.0 million in the first quarter of 2007.

Cash Flows and Liquidity

For the quarter ended March 31, 2008, cash flows provided by operating activities were $55.5 million compared to $51.8 million in the year ago period. Capital expenditures for the first quarter were $35.3 million compared to $48.1 million in the first quarter last year. First quarter 2008 capital expenditures were primarily equipment purchases and mine development expenditures to sustain operations. Besides capital expenditures, cash investments made during the first quarter included the $36.1 million initial bonus bid payment on the new Eagle Butte federal coal lease and $9.8 million to purchase equity interests, primarily in Target Drilling. As of March 31, 2008, available liquidity under the company’s existing revolving credit agreement was approximately $327 million.

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MARKET OVERVIEW

Increasing global demand combined with several supply interruptions in the first quarter of 2008, including severe flooding in Australia, weather-related power outages in South Africa, curtailed exports from China, and a trend of increasing domestic consumption in several coal exporting countries such as Indonesia, Russia and Vietnam, among other factors, has resulted in an acute shortage of coal worldwide. Consequently, coal prices have risen sharply, with recent contracted prices in Asia reaching $300 per metric ton for metallurgical coal and $125 per metric ton for steam coal.

Strong global demand, limited supply and the weak dollar have resulted in a significant increase in U.S. coal exports, which rose approximately 20% to 59 million tons in 2007 and are expected to increase another 27% to 35% in 2008 to a range of 75 to 80 million tons. Furthermore, exports are projected to continue to rise in 2009 as additional port capacity becomes available. Steady growth in domestic consumption and the sharp rise in exports is straining U.S. productive capacity and tightening the U.S. market, particularly in the East. According to recent analyst reports, it now appears likely that domestic demand will exceed supply by 15 to 20 million tons in both 2008 and 2009.

Limited ability to increase near-term supply and increasing exports are reflected in domestic utility stockpiles in the Eastern United States. Inventories at utilities burning Northern Appalachian coal are now approximately 35 days, well below the 5-year average, and inventories at utilities burning Central Appalachian coal, while still above average, are declining rapidly. Based on this market tightness, prices of steam coal at the mine in the Eastern U.S. have risen to as high as $80 to $100 per ton, depending on the region and the availability of transportation. Prices for metallurgical coals at the mine are now in the range of $200 to $250 per ton. Given the global shortage for metallurgical coal, in particular, some coals that are traditionally sold as a steam product, including a limited amount of Foundation’s Pittsburgh #8 coal, are being sold into the metallurgical market further tightening supply in the Eastern United States.

In contrast to the extremely tight market conditions in the East, stockpiles among utilities burning Powder River Basin coal remain significantly above the 5-year average, at more than 60 days, and production in the Powder River Basin increased over 7 percent year-to-date through March compared to the same period in 2007. The ample supply of coal in the West has resulted in relatively high 51-day average inventories throughout the United States and has served to constrain prices of Powder River Basin coals.

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OUTLOOK

Foundation is updating its committed and priced shipment and average per ton sales realization guidance as shown in the table below to reflect newly contracted business through April 15th.

Guidance

(Tons in millions)

	2008	2009	2010	2011
Average per Ton Sales Realization on Committed and Priced Coal Shipments
West	$9.96	$10.28	$10.62	$10.98
East	$47.88	$52.65	$60.66	$68.90
Coal Shipments (MM Tons)[1]	73.3 -75.8	74.5 -78.0	74.5 -78.0	74.5 -78.0
West	52.0 - 53.0	54.0 - 56.0	54.0 - 56.0	54.0 - 56.0
East	21.3 - 22.8	20.5 - 22.0	20.5 - 22.0	20.5 - 22.0
Committed and Priced (%)[2]	96%	79%	42%	19%
West	96%	87%	50%	22%
East	95%	59%	23%	9%

NOTES:	[1]	Coal shipments for the East and consolidated coal shipments include approximately 1.3 million tons of purchased coal in 2008 and approximately 0.5 million tons of purchased coal in each of 2009, 2010 and 2011.

	[2]	As of Apr. 15, 2008, compared to the midpoint of shipment guidance range.

•	Miner vacation days in Northern Appalachia during the second quarter of 2008 are anticipated to be 13 days in order to coordinate vacation periods with scheduled repairs on Monongahela River locks.

•	Foundation’s full year 2008 financial guidance remains unchanged.

ABOUT FOUNDATION COAL

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer with 13 coal mines and related facilities in Pennsylvania, West Virginia and Wyoming. Through its subsidiaries Foundation Coal employs approximately 3,000 people and produces approximately 73 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are located in Linthicum Heights, MD.

CONFERENCE CALL WEBCAST

Foundation Coal Holdings, Inc. will hold a conference call to discuss first quarter 2008 financials on Wednesday, April 23, 2008, at 10:00 a.m. EDT. The call will be accessible through the internet at Foundation’s website: www.foundationcoal.com and will be archived at this location for a period of two weeks.

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NON-GAAP DISCLOSURES

EBITDA, a measure used by management to evaluate its ongoing operations for internal planning and forecasting purposes, is defined as income (loss) from continuing operations, plus interest expense, net of interest income, income tax expense (benefit), charges for early debt extinguishment, and depreciation, depletion and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the company’s presentation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the company’s debt instruments. The definition of EBITDA as used in the company’s debt instruments is further adjusted for certain cash and non-cash charges/credits and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt and making certain payments.

A reconciliation of the company’s non-GAAP to GAAP results is included as an exhibit to this release.

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FORWARD-LOOKING STATEMENTS

Certain statements relating to the future prospects, developments, business strategies, analyses and other information that is based on forecasts of future results and estimates of amounts not yet determinable are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. The company has used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting the company and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the company’s control, that could cause the company’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. These factors include, but are not limited to: market demand for coal, electricity and steel; weather conditions or catastrophic weather-related damage; the company’s production capabilities; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting the company’s coal mining and production, and those affecting the company’s customers’ coal usage; regulatory and court decisions; railroad, barge, trucking and other transportation performance and costs; assumptions concerning economically recoverable coal reserve estimates; employee workforce factors; changes in postretirement benefit and pension obligations; the company’s liquidity, results of operations and financial condition. The company advises investors that it discusses additional risk factors and uncertainties that could cause Foundation Coal Holdings Inc. actual results to differ from forward-looking statements in the company’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors”. The investor should keep in mind that any forward-looking statement made by the company in this news release or elsewhere speaks only as of the date on which the company makes it. New risks and uncertainties come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law. In light of these risks and uncertainties, the investor should keep in mind that any forward-looking statement made in this news release or elsewhere might not occur.

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Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Tons sold	18.4	18.8

Revenues	$412.3	$394.9
Cost of coal sales	315.4	284.2
Selling, general and administrative expenses	19.8	13.8
Accretion on asset retirement obligations	2.6	2.4
Employee termination costs	—	2.2
Depreciation, depletion and amortization	53.3	51.1
Amortization of coal supply agreements	0.1	(1.1)

Income from operations	21.1	42.3
Interest income	0.4	0.6
Interest expense:
Interest	(10.8)	(11.2)
Amortization of deferred financing costs	(0.5)	(0.5)
Surety bond and letter of credit fees	(1.6)	(1.3)

Income before income taxes and loss from equity affiliate	8.6	29.9
Income tax expense	(2.3)	(5.3)
Loss from equity affiliate	(0.2)	—

Net income	$6.1	$24.6

Earnings per common share:
Basic earnings per common share	$0.14	$0.54

Diluted earnings per common share	$0.13	$0.53

Weighted average shares oustanding:
Weighted average shares—basic	45.010	45.122
Weighted average shares—diluted	46.259	46.387

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

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Foundation Coal Holdings, Inc. and Subsidiaries

Supplemental Financial Data

(In Millions, Except Per Ton Data)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Tons sold
Powder River Basin	12.6	12.6
Northern Appalachia	4.1	3.6
Central Appalachia	1.7	2.2
Illinois Basin and traded coal	—	0.4

Total	18.4	18.8

Average realized price per ton sold
Powder River Basin	$10.10	$9.13
Northern Appalachia	42.97	40.61
Central Appalachia	58.04	52.41
Illinois Basin and traded coal	54.60	27.98
Total	$22.06	$20.54
Revenue summary
Powder River Basin	$127.3	$115.4
Northern Appalachia	175.0	146.2
Central Appalachia	101.6	113.2
Illinois Basin and traded coal	3.0	11.4

Total coal sales	406.9	386.2
Other revenues	5.4	8.7

Total revenues	412.3	394.9
Cost of coal sales	315.4	284.2
Selling, general and administrative expenses	19.8	13.8
Accretion on asset retirement obligations	2.6	2.4
Employee termination costs	—	2.2

EBITDA	74.5	92.3
Depreciation, depletion and amortization	53.3	51.1
Amortization of coal supply agreements (credit)	0.1	(1.1)

Income from operations	$21.1	$42.3

Capital expenditures	$35.3	$48.1
Cash flow provided by operating activities	$55.5	$51.8
Adjusted EBITDA from Credit Agreement	$83.2	$99.0
Last Twelve Months Adjusted EBITDA from Credit Agreement	$291.7	$317.1
Adjusted EBITDA Margin (Adjusted EBITDA/Revenues)	20.2%	25.1%

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

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Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Millions)

	March 31, 2008	December 31, 2007
	(Unaudited)
Cash and cash equivalents	$23.1	$50.1
Trade accounts receivable	125.7	100.9
Inventories, net	44.2	44.1
Deferred income taxes	11.4	11.4
Other current assets	28.8	37.2

Total current assets	233.2	243.7
Property, plant and equipment, net	1,642.7	1,629.7
Coal supply agreements , net	18.8	20.6
Other noncurrent assets	23.8	14.2

Total assets	$1,918.5	$1,908.2

Current portion of long-term debt	$—	$—
Accounts payable and accrued expenses	193.8	204.2

Total current liabilities	193.8	204.2
Long-term debt	599.8	599.8
Coal supply agreements, net	7.7	9.4
Deferred income taxes	1.1	3.2
Other long-term liabilities	767.8	755.3

Total liabilities	1,570.2	1,571.9
Stockholders’ equity	348.3	336.3

Total liabilities and stockholders’ equity	$1,918.5	$1,908.2

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

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Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA per the Bank Credit Agreement

To Income Before Accounting Change

(In Millions)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Net income	$6.1	$24.6
Depreciation, depletion and amortization	53.3	51.1
Amortization of coal supply agreements (credit)	0.1	(1.1)
Interest expense	10.8	11.2
Amortization of deferred financing costs	0.5	0.5
Surety bond and letter of credit fees	1.6	1.3
Interest income	(0.4)	(0.6)
Income tax expense	2.3	5.3
Loss from equity affiliate	0.2	—

EBITDA	$74.5	$92.3
Adjustments per Credit Agreement:
Accretion on asset retirement obligations	2.6	2.4
Employee termination costs	—	2.2
Non-cash stock-based compensation expense	6.1	1.7
Other	—	0.4

Adjusted EBITDA per Credit Agreement for quarters ended
March 31, 2008 and 2007, respectively	$83.2	$99.0
Adjusted EBITDA per Credit Agreement for years ended
December 31, 2007 and 2006, respectively	307.5	311.7
Adjusted EBITDA per Credit Agreement for quarters ended
March 31, 2007 and 2006, respectively	(99.0)	(93.6)

Adjusted EBITDA per Credit Agreement for the twelve months ended March 31, 2008 and 2007, respectively	$291.7	$317.1

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

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Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures to Net Income

(In Millions, Except Per Share Data)

(Unaudited)

Net Income Available to Common Shareholders and Earnings Per Common Share Excluding Special Items:

	Three Months Ended March 31,
	2008	2007
Net income as reported	$6.1	$24.6
Stock-based compensation expense primarily related to modification of vesting conditions and other matters	3.3	—
Income tax impact of stock-based compensation	(0.5)	—
Employee termination costs	—	2.2
Income tax impact of employee termination costs	—	(0.4)
Premium refund settlement from Combined Benefit Fund	—	(1.4)
Income tax impact of premium refund from Combined Benefit Fund	—	0.3

Net income excluding special items	$8.9	$25.3

Earnings per common share:
Basic earnings per common share	$0.20	$0.56

Diluted earnings per common share	$0.19	$0.54

Weighted average shares outstanding:
Weighted average shares—basic	45.010	45.122
Weighted average shares—diluted	46.259	46.387

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

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